UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2018

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
255 State Street, 9th Floor
Boston, MA 02109
United States
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2018, Pieris Pharmaceuticals, Inc. (the “Company”) and its wholly-owned subsidiary Pieris Pharmaceuticals GmbH (together with the Company, “Pieris”), entered into a License and Collaboration Agreement (the “Collaboration Agreement”) and a Non-Exclusive Anticalin® Platform Technology License Agreement (the “License Agreement” and together with the Collaboration Agreement, the “Agreements”) with Seattle Genetics, Inc. (“Seattle Genetics”), pursuant to which the parties will develop multiple targeted bispecific immuno-oncology treatments for solid tumors and blood cancers.

Under the terms of the Agreements, Seattle Genetics will pay Pieris a $30 million upfront fee, tiered royalties on net sales up to the low double-digits, and up to $1.2 billion in total success-based payments across three product candidates. The companies will pursue multiple Antibody-Anticalin fusion proteins during a research phase, and Seattle Genetics has the option to select up to three therapeutic programs for further development. Prior to the initiation of a pivotal trial, Pieris may opt into global co-development and US commercialization of the second program and share in global costs and profits on a 50/50 basis. Seattle Genetics will solely develop, fund and commercialize the other two programs. Seattle Genetics may also decide to select additional candidates from the initial research phase for further development in return for the payment to Pieris of additional fees, milestone payments, and royalties.

The term of each Agreement ends upon the expiration of all of Seattle Genetics’ payment obligations under such Agreement. The Collaboration Agreement may be terminated by Seattle Genetics in its entirety for convenience beginning 12 months after its effective date upon 90 days’ notice or, for any program where a pivotal study has been initiated, upon 180 days’ notice. Any program may be terminated at Seattle Genetics’ option. If any program is terminated by Seattle Genetics after a pre-defined pre-clinical stage, Pieris will have full rights to continue such program. If any program is terminated by Seattle Genetics prior to such pre-defined pre-clinical stage, Pieris will have the right to continue to develop such program, but will be obligated to offer a co-development option to Seattle Genetics for such program. The Collaboration Agreement may also be terminated by Seattle Genetics or Pieris for an uncured material breach by the other party upon 90 days’ notice, subject to extension for an additional 90 days if the material breach relates to diligence obligations and subject, in all cases, to dispute resolution procedures. The Collaboration Agreement may also be terminated due to the other party’s insolvency and may in certain instances, including for reasons of safety, be terminated on a product-by-product basis. Each party may also terminate the Agreements if the other party challenges the validity of any patents licensed under the Agreements, subject to certain exceptions. The License Agreement will terminate upon termination of the Collaboration Agreement, whether in its entirety or on a product-by-product basis

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which Pieris intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2018. A copy of the press release announcing the Agreements is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release, dated February 9, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: February 9, 2018	/s/ Allan Reine
Allan Reine
Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description

99.1 Press Release, dated February 9, 2018.